UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☑	Soliciting Material Pursuant to §240.14a-12.

Insightful Corporation

(Name of Registrant as Specified in its Charter)

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This Schedule 14A contains the following four exhibits:

Exhibit A – Exhibit A is a press release regarding TIBCO Software Inc.’s proposed acquisition of Insightful Corporation announced on June 19, 2008.

Exhibit B – Exhibit B is an email written by Jeffrey E. Coombs, Chief Executive Officer of Insightful Corporation, and sent to Insightful employees on June 19, 2008.

Exhibit C – Exhibit C is a list of frequently asked questions for Insightful employees regarding the proposed acquisition that was attached to the email contained in Exhibit B.

Exhibit D – Exhibit D is a letter written by Jeffrey E. Coombs, Chief Executive Officer of Insightful Corporation, and sent to Insightful customers and partners on June 19, 2008.

Exhibit A

Insightful Corporation Announces Agreement to Be Acquired By TIBCO

Seattle, Washington – June 19, 2008 – Insightful Corporation (NASDAQ: IFUL), a provider of predictive analytics and reporting solutions, today announced that it has signed a definitive agreement to be acquired by TIBCO Software Inc. (NASDAQ: TIBX) in a transaction valued at approximately $25 million, including the value of certain assumed options. Under the terms of the agreement, following the closing, Insightful stockholders will receive $1.87 in cash for each outstanding share of common stock they own. This price represents a premium of 29% over the average closing price of Insightful’s common stock over the sixty trading day period ending on June 18, 2008, the last trading day before the date of this announcement.

The Board of Directors of Insightful has unanimously approved the agreement and resolved to recommend that Insightful stockholders approve the transaction. Completion of the transaction is subject to stockholder approval and other customary closing conditions. Certain Insightful directors, officers and stockholders, representing approximately 22% of Insightful’s outstanding common stock, have entered into voting agreements in support of the acquisition. The transaction is expected to close in the third quarter of 2008.

“Our Board of Directors has evaluated strategic alternatives for Insightful and has determined that this outcome is in the best interests of our stockholders,” said Jeff Coombs, President and CEO of Insightful Corporation. “Insightful’s board of directors is pleased that the innovation and hard work of our employees has been validated and will be extended by the technology portfolio, domain expertise and market presence of TIBCO.”

“This merger is exciting news for Insightful customers,” said Christopher Ahlberg, President of Spotfire, TIBCO’s enterprise analytics division. “We are excited to complement their use of Insightful products with TIBCO’s portfolio for business optimization, including the Spotfire Enterprise Analytics platform, and to help them disseminate statistical expertise more pervasively.”

After the closing, Insightful will become a wholly-owned subsidiary of TIBCO and Insightful stock will cease trading.

RBC Capital Markets Corporation acted as exclusive financial advisor to Insightful. Fenwick & West LLP acted as legal advisor to Insightful.

About Insightful

Insightful Corporation (NASDAQ: IFUL) is a provider of predictive analytics and reporting solutions. Insightful products S-PLUS®, Insightful Miner™ and S-PLUS® Enterprise Server allow companies to perform sophisticated statistical data analysis and data mining and create high-quality graphics and reports. Insightful has been delivering industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, telecommunications, and manufacturing, plus government and research institutions, for 20 years. Headquartered in Seattle, Insightful has offices in New York, North Carolina, the United Kingdom, Switzerland, France and Hong Kong, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

About TIBCO

TIBCO digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.TIBCO.com.

Securities Law Disclosure

Insightful intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and TIBCO. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at Insightful’s corporate website at www.insightful.com (under Investors).

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Insightful’s directors and executive officers will be set forth in Insightful’s proxy statement for its 2008 annual meeting of stockholders. These documents are available free of charge at the SEC’s web site at www.sec.gov or at Insightful’s corporate website at www.insightful.com (under Investors).

Contact Information

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

Exhibit B

To my fellow Insightful employees:

Earlier today, TIBCO Software of Palo Alto, CA announced that it has agreed to acquire Insightful. You can already read about it on our website.

This is exciting news for employees, customers and shareholders of both companies. We believe that statistically-informed analytics applications will increasingly drive competitive advantage. This acquisition further strengthens TIBCO’s Predictive Business strategy, by positioning the expanded company as having the industry’s most complete Business Optimization offering. The addition of statistics and data mining to TIBCO’s already powerful combination of enterprise analytics and real-time event processing, will enable powerful, statistically-informed business applications to be embedded directly into business processes.

Many of you may already know that our business partner, Spotfire, with their next generation Business Intelligence platform, was acquired by TIBCO in May 2007. We believe Insightful and the TIBCO Spotfire Enterprise Analytics platform are highly complementary and will mutually benefit from TIBCO’s extensive sales channel. We also believe further integration of Insightful and TIBCO Spotfire capabilities will enable improved statistics-driven analytic applications to be developed by TIBCO and its global partners. TIBCO has advised that over the longer term, TIBCO will look to apply Insightful statistical capabilities to other products.

We will provide more highlights to you at our upcoming meetings and as we proceed together

TIBCO is very impressed with our employees and products and is looking to find new ways to leverage our technologies and talent across its other product lines, including complex event processing and business process management products

To explain the thinking behind all of this and to answer some of your questions we’ve planned a number of things:

•

At 7:30 AM today Pacific U.S. time I will host a brief teleconference for all remote non-Seattle Insightful employees with TIBCO’s Chief Operating Officer of the Spotfire Division, Rock Gnatovich and other TIBCO executives to discuss the news

•	Today, I will also send out a FAQ that will answer many of the questions you may have about the acquisition

•

At 10:00 AM, today, I will host an all hands meeting for Seattle employees with TIBCO’s Chief Operating Officer of the Spotfire Division, Rock Gnatovich and other TIBCO executives to learn about TIBCO and to discuss how we’ll work more closely with them

•	Today, I will send out a letter to our customers and partners announcing the acquisition.

I want to thank you all for your tremendous effort over the past several and many years to build Insightful into a strong company with an amazing product suite. I look forward to talking more with you this week, and continuing to work together to take Insightful’s mission to the next level and make a significant impact at TIBCO!

Jeff

Securities Law Disclosure

Insightful intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and TIBCO. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at its corporate website at www.insightful.com under Investors.

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Insightful’s directors and executive officers will be set forth in Insightful’s proxy statement for its 2008 annual meeting of stockholders. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Insightful’s Investor Relations page on its corporate website at www.insightful.com.

Exhibit C

Internal FAQ for Insightful Employees

Q. Who is TIBCO?

TIBCO has provided us with the following description of its business:

Headquartered in Palo Alto, CA, TIBCO Software Inc. (NASDAQ:TIBX) digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what TIBCO calls The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in over 20 countries and an ecosystem of over 200 partners. TIBCO has more than 2,000 employees globally.

Q. Why is TIBCO purchasing Insightful?

A. TIBCO has advised us that it believes the acquisition of Insightful strengthens TIBCO’s Business Optimization offering through the addition of statistics and data mining to TIBCO¹s already powerful combination of enterprise analytics and real-time event processing.

Q. Why are we selling to TIBCO?

A. The Board of Directors of Insightful, with the advice of its financial advisor, RBC Capital Markets, conducted an extensive process to explore strategic alternatives for Insightful. This process will be described more fully in the proxy statement we will file with the Securities Exchange Commission (SEC) in the next couple of weeks. At the end of this process, TIBCO was identified as the party offering the highest value for Insightful stockholders and the greatest certainty for closing a transaction. In addition, TIBCO and Insightful share a common vision to embed analytics in business processes that drive competitive advantage for our customers. This acquisition is also a natural continuation of our relationship with Spotfire. Further integration of Insightful’s capabilities and TIBCO’s Spotfire Enterprise Analytics platform will enable improved statistics-driven analytic applications to be developed by TIBCO and its partners.

1

Q. When will the acquisition close?

A. The Board of Directors of Insightful has already approved the agreement and resolved to recommend that Insightful stockholders approve the transaction. Completion of the transaction is subject to stockholder approval and other customary closing conditions. The transaction is expected to close in the third quarter of 2008.

Q. What is the consideration to IFUL stockholders?

A. Under the terms of the agreement, Insightful stockholders will receive $1.87 in cash for each outstanding share of common stock they own. This price represents a premium of approximately 29% over the average closing price of Insightful’s common stock over the sixty trading day period ending on June 18, 2008, the last trading day before the date of this announcement.

Q. How will Insightful fit into the TIBCO organization?

A. Integration of Insightful with TIBCO will occur after the closing of the transaction. We expect that our Seattle site will continue to be a development site of the combined entity and that our product offerings will be integrated.

Q. What is TIBCO’s culture and management style?

A. We believe TIBCO and Insightful will be a good cultural fit. Both organizations employ smart people who are passionate about their products and daily work. We all enjoy working in an atmosphere that is fast-paced and exciting, but also casual and fun.

A high-performing workforce lends itself to a management style that encourages innovation, creativity, and achievement. We believe each company believes in direct and honest dialogue with employees in a non-hierarchical fashion.

Q. Is my job safe?

A. TIBCO values highly the domain expertise and contributions of Insightful’s current team. All determinations regarding employment have not yet been finalized. As with all acquisitions, there will be people who may leave the company, people who may transition for a period of time, and people who may become part of the larger company.

2

Q. How will my benefits change?

A. At this time TIBCO is still determining the time table for transitioning over to the TIBCO benefits plans. TIBCO has advised us that its benefits plans compare very favorably to Insightful’s plans. We hope that Insightful employees will be excited about joining TIBCO.

Q. What does this mean for any IFUL stock that I own?

A. Insightful share owners will be paid in cash for their outstanding shares. The purchase price per share is $1.87. More detailed information will be in the Insightful proxy statement that will be filed with the SEC in the coming weeks.

Q. For those with options - how will this impact my stock options?

A. Options granted and outstanding under the Insightful 2001 Stock Option and Incentive Plan (the “2001 Plan”) will be assumed by TIBCO and converted into options to purchase TIBCO common stock in accordance with the adjustment provisions in the merger agreement. (See example or option exchange ratio below). (Nearly all of our outstanding options were granted under the 2001 Plan – check with Lynda Mills if you want to verify whether you have any options under a plan other than the 2001 Plan.) To the extent options under the 2001 Plan are unvested, they will continue to vest according to the same schedule as before, subject to your continued employment by TIBCO. All other options (whether vested or unvested) will be terminated at the closing of the merger in exchange for a cash payment equal to the difference, if positive, between the cash consideration to be paid in the merger ($1.87 per share) and the underlying exercise price of the option. Future enrollment and purchase dates will be suspended under our ESPP following the next scheduled purchase date of June 30, 2008. There will be a time period after closing during which, if you exercise your TIBCO options, there may be certain limitations on the manner in which you can sell the TIBCO shares issued to you upon exercise of those options. These restrictions would remain during a short transition period until TIBCO completes certain SEC filing requirements.

Q. What is the future product direction for Insightful technology and how will it be integrated with TIBCO’s comprehensive software platform?

A. We expect that TIBCO will complement their use of Insightful products with TIBCO’s portfolio for business optimization, including the Spotfire Enterprise Analytics platform and to help us disseminate statistical expertise more pervasively.

3

Q. How will this merger impact Insightful partners?

A. Partners will continue to be an important part of our business strategy and we will look for opportunities to leverage TIBCO’s partner programs.

Securities Law Disclosure

Insightful intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and TIBCO. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at Insightful’s corporate website at www.insightful.com (under Investors).

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Insightful directors and executive officers will be set forth in Insightful proxy statement for its 2008 annual meeting of stockholders. These documents are available free of charge at the SEC’s web site at www.sec.gov or at Insightful corporate website at www.insightful.com (under Investors).

4

Exhibit D

June 19, 2008

Dear Insightful Customer and Partner,

Today we are announcing exciting news and a new milestone for Insightful and our customers. Insightful and TIBCO Software Inc. (NASDAQ: TIBX) have entered into a definitive agreement for Insightful to be acquired by TIBCO.

This is exciting news for our customers, partners, employees and stockholders. We believe that statistically-informed analytics applications will increasingly drive competitive advantage. Spotfire, a leading provider of enterprise analytics software, was acquired by TIBCO last year and has been OEMing S-PLUS for several years. We believe the Insightful acquisition by TIBCO is a natural continuation of that relationship, as our products are highly complementary and will mutually benefit from TIBCO’s expanded sales and development teams. Applying Insightful’s statistical capabilities to TIBCO’s already powerful combination of enterprise analytics and real-time event processing will enable powerful, statistically-informed applications to be embedded directly into your key business processes and easily disseminated across your organization.

Please go to our website (www.insightful.com) for more information on the transaction or to contact us with any questions. Completion of the transaction is subject to stockholder approval, among other customary closing conditions, and is expected to close in the third quarter of 2008.

Thanks again for all your past support. We look forward to continuing to serve your business needs as we enhance our products as part of TIBCO.

Regards,

Jeff Coombs

President and CEO

Securities Law Disclosure

Insightful intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and

TIBCO. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at Insightful’s corporate website at www.insightful.com (under Investors).

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Insightful’s directors and executive officers will be set forth in Insightful’s proxy statement for its 2008 annual meeting of stockholders. These documents are available free of charge at the SEC’s web site at www.sec.gov or at Insightful’s corporate website at www.insightful.com (under Investors).